EXHIBIT 10.1
Execution Copy
10 July 2009
PROJECT SOFTSHELL

INVESTMENT AGREEMENT

regarding a participation in
Infineon Technologies AG

INVESTMENT AGREEMENT
between
1.	Infineon Technologies AG, Am Campeon 1-12, D-85579 Neubiberg, Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Munich under HRB 126492, hereinafter referred to as “IFX”,
and
2.	Admiral Participations (Luxembourg) S.à r.l., with registered office at 7, Val St. Croix, L-1371 Luxembourg, registered with the Luxemburg trade and companies register under registration number B 141953, hereinafter referred to as the “Investor”,
IFX and the Investor hereinafter collectively
referred to as the “Parties” and each of them individually as a “Party”.

Table of Contents

Preamble	7

§ 1 Underwriting of New Shares by Underwriting Banks and Underwriting by the Investor	10

§ 2 Time Schedule	16

§ 3 Obligations of IFX; Information Rights and other Rights of the Investor	18

§ 4 Compensation for Backstop	21

§ 5 Withdrawal	23

§ 6 Investment Conditions	23

§ 7 Available Funds, Commitment Letter, Legal Opinion	26

§ 8 Investor’s Obligations	26

§ 9 Investor’s Representation in Supervisory Board	28

§ 10 Lock-Up	30

§ 11 Investor’s Maximum Shareholding Quota, Standstill Agreement	32

§ 12 Investor’s Representative	33

§ 13 Notices	34

§ 14 Costs	35

§ 15 Confidentiality	35

§ 16 Miscellaneous	37

§ 17 Governing Law, Arbitration	39

Table of Annexes

Annex 6.1.6	Legal Opinion from IFX’s German Counsel

Annex 7.1	Equity Commitment Letter

Annex 2	Legal Opinion from Investor’s LuxemburgCounsel

Definitions

ADS	as defined in Preamble (A)
Aggregate Backstop Price	as defined in § 1.3.1 (ii)
Aggregate Subscription Price	as defined in § 1.3.3
Agreement	as defined in Preamble (D)
Authorized Capital	as defined in Preamble (E)
Backstop Underwriting	as defined in § 1.3.1 (i)
Bank Commitment	as defined in § 1.2
Business Day	as defined in § 1.3
Capital Increase	as defined in § 1.1
Closing Date	as defined in § 1.6
Confidential Information	as defined in § 15.1
Equity Underwriting Agreement	as defined in Preamble (F)
Exchange Act	as defined in Preamble (A)
Foreign Trade Act Clearance	as defined in § 1.3.4
Funds	as defined in Preamble (C)
Government Commitment	as defined in § 1.3.7
IFX Shares	as defined in Preamble (A)
Investment	as defined in Preamble (D)
Investment Condition	as defined in § 6.1
Investment Conditions	as defined in § 6.1
Investment Shares	as defined in § 1.3.1 (i)
Investor’s Nominees	as defined in § 9.1
Investor’s Representative	as defined in § 12.1
Lock-Up Period	as defined in § 10.1
Maximum Investment Amount	as defined in § 1.3.1
Maximum Shareholding Quota	as defined in § 1.3.1 (i) (b)
Merger Clearance	as defined in § 1.3.4
Minimum Threshold	as defined in § 1.3.1 (i) (a)
New Shares	as defined in Preamble (F)
Over-allotment Requests	as defined in § 1.1

Prospectus	as defined in Preamble (H)
Relevant Participation Shares	as defined in § 1.3.5
Settlement Date	as defined in § 1.3.1 (ii)
Shareholding Quota	as defined in § 4.2
Signing Date	as defined in § 3.3
Subscription Declaration	as defined in § 1.3.1 (i)
Subscription Interest	as defined in § 1.3.1 (ii)
Subscription Notice	as defined in § 1.3
Subscription Notice Date	as defined in § 1.3
Subscription Period	as defined in § 1.1
Subscription Price	as defined in § 1.1
Target Investment	as defined in Preamble (D)
Termination Date	as defined in § 5.1
Underwriting	as defined in § 1.3.3
Underwriting Banks	as defined in Preamble (F)
Voluntary Underwriting	as defined in § 1.3.3
Waiver Notice	as defined in § 1.3.3

Preamble
(A)	IFX is a German stock corporation having its registered seat in Neubiberg and registered with the commercial register at the local court of Munich under HRB 126492. Its registered share capital amounts to EUR 1,499,484,170 (in words: one billion four hundred ninety-nine million four hundred eighty-four thousand one hundred seventy Euros) and is divided into 749,742,085 (in words: seven hundred forty-nine million seven hundred forty-two thousand and eighty-five) registered no-par-value shares (auf den Namen lautende nennwertlose Stückaktien), each representing a notional amount of EUR 2.00 in the share capital (the “IFX Shares”). The IFX Shares are admitted to trading on the Regulated Market of the Frankfurt Stock Exchange (Prime Standard) and are traded on the Open Market (Freiverkehr) of the stock exchanges in Berlin, Hannover, Munich, Hamburg, Düsseldorf and Stuttgart. Trading on the New York Stock Exchange via American Depositary Shares (“ADS”) has ceased as of 24 April 2009 following an application of IFX for delisting of its ADS. IFX will continue to have its Section 12(g) registration and Section 15(d) reporting obligations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) until such time as IFX meets all the requirements for deregistration under the Exchange Act. IFX, however, maintains its ADS facility as a ‘Level I’ programme and its ADSs are quoted on the over-the counter market OTCQX.
(B)	IFX and its subsidiaries develop, manufacture and market semi-conductor products for wireless and wired communications, chip cards, automotive and industrial applications and are one of the leading semiconductor suppliers in all their addressed markets.
(C)	The Investor is a société à responsabilité limité incorporated under the laws of Luxemburg, with registered office at 7, Val St. Croix, L-1371 Luxembourg, registered with the Luxemburg trade and companies register under registration number B 141953, which is currently directly wholly owned by AIF VII Euro Holdings, L.P. (the “Funds”). The Investor currently holds no IFX Shares and no IFX Shares are attributed to the Investor according to the German Securities Trading Act (Wertpapierhandelsgesetz).
(D)	IFX and the Investor have agreed, subject to the terms and conditions set out in this investment agreement (the “Agreement”), on the Investor’s acquisition of an equity interest of up to 29.9% (or such lower percentage if a mandatory takeover offer is triggered by German law in case of a shareholding in IFX of less than 30%) but not less than 15% (the “Target Investment”) in IFX by means of a share capital increase against cash contribution, including by way of purchasing subscription rights (hereinafter the “Investment”).

(E)	Pursuant to section 4 para 2 and 10 of the articles of association of IFX, the management board is authorized to increase the share capital of IFX with the consent of the supervisory board, in one or more steps, through the issue of 337,000,000 (in words: three hundred thirty-seven million) new registered no-par-value shares by up to in total EUR 674,000,000 (in words: six hundred and seventy-four million Euros) against contributions in cash or in kind (the “Authorized Capital”). According to IFX’s articles of association, shares generated from the Authorized Capital may be subscribed for by a bank or a consortium of banks subject to the obligation to offer such shares to the current shareholders of IFX in observance of their respective (pro rata) subscription rights (unter Wahrung der Bezugsrechte der Aktionäre).

(F)	IFX’s management board has, by resolution of 9 July 2009, approved by the supervisory board of IFX on 9 July 2009, decided to issue, utilizing the Authorized Capital, up to 337,000,000 new registered no-par-value shares, each representing a notional amount of EUR 2.00 (in words: two Euro) in the share capital, i.e. a total notional value of up to EUR 674,000,000 in total offering all 337,000,000 shares (the “New Shares”). Unless otherwise provided for in this Agreement, all New Shares will be exclusively subscribed for by Credit Suisse, Merill Lynch and Deutsche Bank (together with any further underwriter joining the underwriting consortium the “Underwriting Banks”) with the obligation to offer the New Shares to the current shareholders of IFX subject to their respective (pro rata) subscription rights. All New Shares which have not been subscribed for by IFX’s shareholders under their respective (pro rata) subscription rights will not be subscribed for by the Underwriting Banks but offered by IFX to the Investor for direct subscription. The obligations of the Underwriting Banks to IFX with respect to the subscription of the New Shares and to the Investor, as set forth in this Agreement, will be set out in an equity underwriting agreement (the “Equity Underwriting Agreement”).

(G)	To reduce the placement risk for IFX in the rights offering resulting in particular from the current volatility and uncertainty of the capital markets, the Investor is willing, subject to certain conditions being met, to enter into a conditional subscription commitment as well as to offer a conditional placement guaranty (“backstop”) under which the Investor undertakes to acquire all New Shares not subscribed for by the shareholders (however limited to an overall stake of the Investor in IFX of not more and not less than the Target Investment) and which will be subscribed for by the Investor.

(H)	The offering of the New Shares will require the filing of an F-3 US Registration Statement with the US Securities and Exchange Commission according to the Exchange Act. In addition, the offering of the New Shares will be accompanied by a listing prospectus (the “Prospectus”) to be approved by the German Federal Financial Supervisory Authority (BaFin) and application will be made to have the New Shares listed for quotation in consolidation with the IFX Shares on the Regulated Market of the Frankfurt Stock Exchange (Prime Standard) immediately following the effectuation of the Capital Increase.

(I)	By entering into this Agreement and eventually implementing the Investment, the Parties envisage to significantly improve the liquidity position of IFX on a lasting basis and to strengthen its equity capital base, thereby supporting a sustainable development of IFX as a market leader.

(J)	The Parties intend to enter into this Agreement in order to implement the Investment, regulate the capital increase and take other steps as well as to afford one another comfort that the Investment will be successfully carried out and executed in a timely manner.
NOW, THEREFORE, the Parties hereby agree as follows:

§ 1
Underwriting of New Shares by Underwriting Banks and Underwriting by the
Investor
1.1	On 9 July 2009, IFX’s management board has, utilizing the Authorized Capital, resolved on an increase of the share capital of IFX by an amount of up to EUR 674,000,000 (in words: six hundred seventy-four million Euros) by issuing up to 337,000,000 (in words: three hundred thirty-seven million) registered no-par-value shares, each representing a notional amount of EUR 2.00 (in words: two Euros) in the share capital against cash contributions (the “Capital Increase”). The New Shares are registered no-par-value shares and carry the same rights and obligations as the IFX Shares, except that they will carry dividend rights only from and including the fiscal year of IFX ending on 30 September 2009. The supervisory board of IFX has approved this Agreement and the Capital Increase in accordance with § 4 para 2 and 10 of the articles of association of IFX on 9 July 2009.

Unless otherwise provided for in this agreement, the Underwriting Banks will exclusively subscribe for the New Shares under the Equity Underwriting Agreement. The Underwriting Banks will be obliged to offer to the current shareholders of IFX the subscription of all New Shares in observance of the shareholders’ respective statutory (pro rata) subscription rights. All New Shares (including fractional shares) which have not been subscribed for by IFX’s current shareholders under their respective (pro rata) subscription rights, will not be subscribed for by the Underwriting Banks but will be offered by IFX solely to the Investor, up to the Maximum Shareholding Quota (as defined in 1.3) it being agreed that the Underwriting Banks will allocate shares to any party that has exercised a subscription right, until the expiry of the Subscription Period. IFX further agrees that it will, and will instruct the Underwriting Banks accordingly, neither (x) offer, market, allocate or issue to shareholders, that have exercised their right to subscribe for New Shares, any incremental New Shares in excess of their statutory minimum subscription right nor (y) offer, market, allocate or issue any New Shares to any party, that does not have a statutory right to subscribe for New Shares and is not a party to this Agreement (the requests under (x) and (y) together “Over-allotment Requests”), it being agreed that the Underwriting Banks will allocate shares to any party that has exercised a subscription right until the expiry of the Subscription Period. For the avoidance of doubt, even if the Investor does not acquire any New Shares under the Underwriting (as defined below) or less than the Minimum Threshold (as defined below), any New Shares not subscribed for until the expiry of the Subscription Period by shareholders or other parties will not be offered, marketed, allocated or issued to any party (other than the Investor). The subscription price will be EUR 2.15 (the “Subscription Price”). IFX will arrange for a subscription period of two (2) weeks starting with the requisite announcement in the Electronic Federal Gazette (elektronischer Bundesanzeiger) (the “Subscription Period”).

1.2	IFX will not, and procures (steht dafür ein) that its affiliates will not, and will instruct the Underwriting Banks and their respective affiliates not to, directly or indirectly, apply for, initiate or promote (other than publishing the Prospectus describing this Agreement) any official or unofficial trading of subscription rights (Bezugsrechtshandel) for the New Shares (for the avoidance of doubt, the Underwriting Bank may, to the extent practicable but only until the expiry of the Subscription Period, upon receipt of unsolicited matching requests, act as an intermediary in the purchase and sale of subscription rights off the exchange; it being agreed that IFX will not pay any compensation to Underwriting Banks for any such matching service). IFX procures that (i) the obligations of the Underwriting Banks towards the Investor set forth in Section 1.1 and 1.2, first sentence as well as section 3.7 (the “Bank Commitment”), of this Agreement will be stipulated in the Equity Underwriting Agreement and (ii) the Equity Underwriting Agreement will not be changed with respect to the Bank Commitment without the prior written approval of the Investor. IFX further will (i) procure that the Underwriting Banks will comply with and fulfill their obligations towards the Investor set forth in this Agreement and (ii) upon request of the Investor enforce its rights under the Equity Underwriting Agreement in the case of a breach of the Bank Commitment, including injunctive relieve.

1.3	By no later than 5.00 pm CET on the last day of the Subscription Period IFX, or the Underwriting Banks on IFX’s behalf, will provide the Investor with a good faith estimate of the number of New Shares subscribed for by IFX’s shareholders under their respective (pro rata) subscription rights. By no later than 10.00 am CET on the business day (being a day on which banks in Frankfurt, Munich and New York, USA, are open for general business, hereinafter “Business Day”) following the last day of the Subscription Period (such day the “Subscription Notice Date”) IFX or the Underwriting Banks on behalf of IFX will provide a written request for the subscription of New Shares (including fractional shares) not subscribed for by IFX’s current shareholders under their respective (pro rata) subscription rights (the “Subscription Notice”) to the Investor’s Representative. Following receipt of the Subscription Notice by the Investor’s Representative, the following will apply:

1.3.1	If on the Subscription Notice Date all Investment Conditions (as defined and in accordance with section 6.1) are satisfied or waived, the Investor will
(i)	on the third (3rd) Business Day following the Subscription Notice Date unconditionally subscribe for all New Shares not subscribed for under the existing statutory subscription rights (for the avoidance of doubt, excluding the Over-allotment Requests) (the “Investment Shares”) at the Subscription Price (the Investor’s subscription obligation towards IFX hereinafter referred to as the “Backstop Underwriting”) and deliver two (2) original copies of the subscription declaration (Zeichnungsschein) relating to the Investment Shares duly executed by the Investor (with the signatures notarially certified) (the “Subscription Declaration”), provided, however, that the number of Investment Shares to be acquired or subscribed for by the Investor under the Backstop Underwriting, together with any New Shares resulting from the Investor’s exercise of any subscription rights, equals
(a)	at least 15 % in the equity capital and voting rights in IFX as measured by IFX’s share capital following the implementation of the Capital Increase (the “Minimum Threshold”) but

(b)	not more than 30 % minus one (1) share in the equity capital and voting rights in IFX as measured by IFX’s share capital following the implementation of the Capital Increase the “Maximum Shareholding Quota”);
whereby with respect to the determination of the Minimum Threshold and the Maximum Shareholding Quota section 11.3 applies; and

(ii)	on the tenth (10th) Business Day following the Subscription Notice Date (the “Settlement Date”) pay, without any deductions or withholdings, the aggregate Subscription Price for the Investment Shares to be acquired by the Investor under the Backstop Underwriting (the “Aggregate Backstop Price”)

together with interest at the rate of the one (1) month LIBOR p.a. thereon as from (excluding) the date on which the Subscription Declaration has to be delivered until (including) the date of actual payment (the “Subscription Interest”) to a bank account designated by IFX.
The Aggregate Backstop Price will be determined by multiplying the number of Investment Shares to be subscribed for by the Investor with the Subscription Price per Investment Share referred to under (i) above. The maximum number of Investment Shares the Investor may be obliged to subscribe for under the Backstop Underwriting equals 326,022,625 (in words: three hundred twenty-six million twenty-two thousand six hundred twenty-five) Investment Shares and, therefore, the maximum aggregate Subscription Price payable by the Investor amounts to EUR 700,948,643.75 (in words: seven hundred million nine-hundred forty-eight thousand six-hundred forty-three Euros) (the “Maximum Investment Amount”).

The Capital Increase with respect to the Investment Shares subscribed for by the Investor and the listing of all such Investment Shares will be implemented as soon as reasonably possible as set forth in section 3.4 after IFX has received payment of the Aggregate Backstop Price or the Aggregate Subscription Price, as the case may be, and the Subscription Declaration.

1.3.2	If on the Subscription Notice Date any of the Investment Conditions (as defined and in accordance with section 6.1) is not satisfied or waived, the Investor will
(i)	on the Business Day following satisfaction or waiver of the last outstanding Investment Condition, (x) subscribe for all Investment Shares at the Subscription Price and (y) deliver the Subscription Declaration, provided, however, that the number of Investment Shares to be acquired or subscribed for by the Investor under the Backstop Underwriting, together with any New Shares resulting from the Investor’s exercise of any subscription rights, equals at least the Minimum Threshold but does not exceed the Maximum Shareholding Quota; and

(ii)	on the tenth (10th) Business Day following the satisfaction or waiver of the last outstanding Investment Conditions, pay,

without any deductions or withholdings, the Aggregate Backstop Price together with the Subscription Interest thereon.
1.3.3	The Investor will have no obligation to subscribe for Investment Shares to the extent that as a result of the acquisition of such Investment Shares, the Investor’s participation would exceed the Maximum Shareholding Quota. The Investor will have no obligation, but will be entitled, to subscribe for Investment Shares if the number of Investment Shares does not exceed the Minimum Threshold (the “Voluntary Underwriting” and the Voluntary Underwriting and the Backstop Underwriting individually and collectively the “Underwriting”). If the Investor wishes to subscribe for the Investment Shares despite the Minimum Threshold not being met, the Investor has to declare a respective waiver by written notice (the “Waiver Notice”) to IFX at the later of 1.00 pm CET on the Subscription Notice Date or three (3) hours following receipt of the Subscription Notice by the Investor’s Representative. Should IFX not receive the Waiver Notice by such time the Minimum Threshold is deemed not to be waived. The overall amount to be paid by Investor for the subscription of Investment Shares under the Voluntary Underwriting will be referred to hereinafter as the “Aggregate Subscription Price”. If the Investor so elects to subscribe for the Investment Shares under the Voluntary Underwriting, the Subscription Declaration will be delivered, and the Aggregate Subscription Price plus the Subscription Interest thereon will be paid, as set out under sections 1.3.1 or 1.3.2, as the case may be.

1.3.4	If all Investment Conditions, except for the necessary merger clearances according to section 6.1.1 (each a “Merger Clearance”) and the clearance by the German Ministry of Economy and Technology (BMWi) according to the German Foreign Trade Act (AWG) pursuant to section 6.1.2 (the “Foreign Trade Act Clearance”), are satisfied or waived on the Subscription Notice Date, the Underwriting Banks and IFX will in a first step proceed with the implementation of the Capital Increase with respect to all New Shares subscribed for other than the Investment Shares. In this case, the Investor will (i) subscribe for the Investment Shares, provided, that this subscription will only be valid if and as soon as the missing Merger Clearances and the Foreign Trade Act Clearance have been obtained and (ii) deliver the Subscription Declarations with such proviso to IFX as set out in section 1.3.1 (i). The Aggregate Backstop Price or the Aggregate Subscription Price, as

the case may be, shall then be owed in accordance with section 1.3.2 (ii) on the tenth (10th) Business Day following the satisfaction or waiver of the last outstanding Foreign Trade Act Clearance or the Merger Clearances together with Subscription Interest thereon from (excluding) the date of delivery of the Subscription Declarations until (including) the seventh (7th) Business Day thereafter. The Capital Increase with respect to the Investment Shares and the listing of the Investment Shares will then be implemented as soon as reasonably possible as set forth in section 3.4 after the outstanding Merger Clearance and Foreign Trade Act Clearance have been obtained and IFX has received payment of the Aggregate Backstop Price or the Aggregate Subscription Price, as the case may be, and the Subscription Declaration.

1.3.5	If on the Subscription Notice Date or at any date thereafter only the Foreign Trade Act Clearance or the Merger Clearances as the case may be, are outstanding, the Investor may, at its sole discretion, declare by written notice to IFX that the procedure set out under section 1.3.2 will only apply to the Investment Shares that are in excess of a Shareholding Quota (as defined in section 4.2 below) of the Investor of 25% (such excess shareholding the “Relevant Participation Shares”) while with respect to the Investment Shares below a Shareholding Quota of 25% section 1.3.1 will apply.

If in this case Investor has already delivered a set of Subscription Declarations according to section 1.3.4, the Investor shall deliver to IFX two sets of Subscription Declarations, one relating to the Relevant Participation Shares and one for the remaining Investment Shares, replacing the Subscription Declarations according to section 1.3.4 delivered earlier.

IFX will implement the Capital Increase with respect to the Relevant Participation Shares and their listing after the Foreign Trade Act Clearance or the Merger Clearance in Austria or in Germany, respectively, has been obtained and the Investor has delivered to IFX the Subscription Declaration relating to the Relevant Participation Shares and the portion of the Aggregate Backstop Price or the Aggregate Subscription Price for the Relevant Participation Shares (plus the Subscription Interest thereon) has been paid to IFX. IFX will use its reasonably best effort to fully support the Investor’s efforts to obtain the Foreign Trade Act Clearance and the Merger Clearances for

the Relevant Participation Shares until such clearances have been obtained or rejected with final and binding effect.

1.4	For the avoidance of doubt, the Investor will not be entitled, irrespective of the Maximum Investment Amount being met, to subscribe for Investment Shares in excess of the Maximum Shareholding Quota.

1.5	For the purpose of safeguarding the Investor’s obligations with respect to the Backstop Underwriting to Investment Shares up to the Maximum Shareholding Quota, the Investor will issue a binding and irrevocable subscription guarantee (Festbezugserklärung) to IFX, conditional only upon (i) satisfaction or waiver of the Investment Conditions (as defined and in accordance with section 6.1) and (ii) the Minimum Threshold being met unless waived in accordance with section 1.2.

1.6	The day on which the Aggregate Backstop Price, or the Aggregate Subscription Price, respectively, or, in case of an earlier partial settlement with respect to 25 % minus one (1) share as set out under section 1.3.5 above, the day on which the respective portion of the Aggregate Backstop Price or the Aggregate Subscription Price, is received by IFX is hereinafter referred to as the “Closing Date”.
§ 2
Time Schedule
In order to ensure a prompt implementation of the Investment, the Parties will use their best efforts, to the extent legally permissible, to have the following steps accomplished after the execution of this Agreement according to the following time schedule and substantially in the following order:
2.1	IFX’ management board has resolved on the Capital Increase on 9 July 2009, and IFX’s supervisory board has approved hereof on 9 July 2009;
2.2	Immediately after the signing of this Agreement, IFX will issue an ad-hoc-announcement in accordance with section 3.2 below and press releases in accordance with section 15.3.
2.3	The Investor will file an application with the German Ministry of Economy and Technology (Bundesministerium für Wirtschaft und Technologie — BMWi)

for clearance of the transaction according to the Foreign Trade Act (Außenwirtschaftsgesetz - AWG) by 13 July 2009;

2.4	The Investor will file an application for merger control clearance with the German Federal Cartel Office for merger clearance of the transaction in Germany, on 10 July 2009;

2.5	The Prospectus will be filed on 13 July 2009 with German Federal Financial Supervisory Authority (BaFin) and is expected to be approved by BaFin no later than 16 July 2009;

2.6	The Investor will file with the Federal Competition Authority an application for merger clearance in Austria on 15 July 2009;

2.7	Execution of the Equity Underwriting Agreement with the Underwriting Banks on 16 July 2009;

2.8	IFX to publish the listing prospectus on IFX’s website on 16 July 2009;

2.9	US Registration Statement F-3 to be filed with the US Securities and Exchange Commission on 16 July 2009;

2.10	Announcement of the offering of New Shares to IFX’s shareholders in the Electronic Federal Gazette, on 17 July 2009;

2.11	Commencement of the Subscription Period on 20 July 2009;

2.12	Lapse of the Subscription Period on 3 August 2009;

2.13	The Merger Control Authorities referred to under 2.4 and 2.6 above and the BMWi (with respect to AWG) expected to clear the Investment by 3 August 2009;

2.14	Capital Increase with respect to the New Shares other than the Investment Shares to become effective due to registration in the commercial register no later than 5 August 2009;

2.15	Admission for listing of the New Shares other than the Investment Shares by the competent admission committee of the Frankfurt Stock Exchange to be granted no later than 6 August 2009;

2.16	Subscription to be effected by the Investor no later than 7 August 2009. Payment of Aggregate Backstop Price or, as the case may be, the Aggregate Subscription Price to be effected by the Investor no later than 18 August 2009.
The situation of a potential staggered closing as described in sections 1.3.4 and 1.3.5 above is not reflected in this time schedule.
§ 3
Obligations of IFX; Information Rights and other Rights of the Investor
3.1	From Signing Date until (and including) the earlier of the Closing Date or the Termination Date as defined in section 5, IFX will procure, to the extent legally permissible, that none of the following will occur or be committed without the prior written consent of the Investor’s Representative:
3.1.1	Any resolution of IFX’s general meeting amending the articles of association (except for any amendments provided for in this Agreement and its Annexes, required by mandatory law or non-appealable court order or court order with respect to which an appeal has no suspensive effect);

3.1.2	any issues of shares, convertible bonds, bonds with warrants or profit participation rights by IFX, or by any subsidiaries of IFX to any person or entity outside IFX group;

3.1.3	any measure pursuant to the German Law on the Transformation of Companies (Umwandlungsgesetz) in relation to IFX or any of its subsidiaries where IFX or any subsidiary of IFX is not the surviving entity or which results in the issuance of shares, convertible bonds, bonds with warrants or profit participation rights by IFX, or by the subsidiary concerned to any person or entity outside IFX group, (except, for the avoidance of doubt, as provided for in this Agreement);

3.1.4	any buy-back or redemption of own shares by IFX or any of its subsidiaries;

3.1.5	incurrence of any indebtedness for borrowed money in excess of EUR 150,000,000 in aggregate, except for (i) any borrowings under the existing loan agreements with financial institutions by IFX or any of its subsidiaries and (ii) any refinancing of existing indebtedness of IFX;

3.1.6	any acquisitions, investments, disposals or other transfers involving assets with a book or market value in excess of EUR 50,000,000 in aggregate by IFX or any of its subsidiaries other than (i) “Project Summer” as disclosed to the Investor in the course of the due diligence;

3.1.7	any commitment to a German governmental authority that (i) restricts IFX or any of its subsidiaries from making material investments, acquisitions or divestitures, (ii) materially limits IFX or any of its subsidiaries’ ability to set compensation as before, or (iii) materially restricts IFX or any of its subsidiary’s ability to increase or reduce its employee base or fixed asset base (the “Government Commitment”); For purposes of this section 3.1.7 materiality to be defined as EUR 25 million with respect to the size of any related one-time expenditure, receipt of proceeds or asset book or market value or EUR 15 million with respect to the size of any related recurring (more than once) series of expenditures or proceeds.

3.1.8	any measures which require the approval of the supervisory board according to section 8 of the rules of procedure (Geschäftsordnung) of the supervisory board of IFX or according to a formal request by the supervisory board of IFX.
It is understood that the consent shall be deemed to be granted if the Investor has not responded within 24 hours after a respective request by IFX has been sent in accordance with section 13.1 below.

3.2	Immediately after the signing of this Agreement, IFX will issue an ad-hoc-announcement pursuant to section 15 para 1 of the German Securities Trade Act, the wording of such ad-hoc-announcement to be mutually agreed between IFX and the Investor.

3.3	From the date of this Agreement (the “Signing Date”), IFX will ensure that, to the extent legally permissible, the Investor will receive the following information:
3.3.1	The quarterly reports of IFX on the business results for the previous financial quarter;

3.3.2	information about events which are disclosed by IFX in an ad-hoc-announcement pursuant to section 15 of the German Securities Trade Act (WpHG);

3.3.3	any further drafts and the final version of the listing prospectus, in each case as filed with BaFin, as well as the Equity Underwriting Agreement executed with the Underwriting Banks;
3.4	As soon as reasonably possible following receipt by IFX of the Subscription Declaration and the Aggregate Backstop Price or the Aggregate Subscription Price, as the case may be, or in case section 1.3.5 applies, the portion thereof for the Investment Shares below a Shareholding Quota of 25%, IFX will (i) apply for the registration of the Capital Increase (or any part thereof) in the commercial register and use its reasonable best efforts to have the Capital Increase registered in the commercial register as soon as possible following such application and (ii) apply for the admission for the listing of the Investment Shares on the Frankfurt Stock Exchange without undue delay following the registration of the Capital Increase (or any part thereof) in the commercial register and use its reasonable best efforts to have the listing accomplished as soon as possible following such application. For this purpose, the Parties undertake to co-operate in a constructive manner and in a spirit of mutual trust to take all necessary steps required.
3.5	Following expiry of the Lock-Up Period (as defined in section 10), IFX will adequately cooperate with and support the Investor in connection with any sale of any IFX Shares made via a secondary rights offering or a private placement, in particular by taking all steps reasonably required to permit such secondary rights offering or a private placement (e.g., disclosure, etc.). For the preparation of any such sale, IFX will, to the extent this is in proportion to the amount of IFX Shares sold, in particular allow/enable, to the extent legally permissible, a due diligence investigation by potential institutional investors and the management team of IFX (in particular the CEO and CFO) will participate in presentations for potential institutional investors (road shows).
3.6	IFX agrees that the Investor may rely on the approved Prospectus which has been published by IFX, although this Agreement is signed before the Prospectus is published and that the Investor has the same rights as shareholders who acquire IFX shares following the publication of the approved prospectus, in particular the rights according to section 44 German Stock Exchange Act (Börsengesetz). IFX further agrees that with respect to breaches by IFX of its ad-hoc-announcement obligations pursuant to section 15 of the German Securities Trade Act (WpHG) until the Closing Date, the Investor has the same rights as shareholders who acquire IFX shares on the Closing Date. IFX also agrees that nothing in this Agreement will limit or prejudice any rights the Investor may have under applicable law and IFX’ articles of association unless explicitly provided for otherwise herein.

3.7	From the Signing Date until the Closing Date or the Termination Date (as defined in section 5.), respectively, IFX will not, and will use reasonable best efforts that the Underwriting Banks will not, neither directly nor indirectly, (x) solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person other than the Investor relating to a public offering or private placement of any IFX shares or (y) enter into or continue any discussions, negotiations or execute any agreement with any third party relating to a public offering or private placement of any IFX shares.
§ 4
Compensation for Backstop
With implementing the Capital Increase, IFX aims at a vital increase of its equity base and improvement of its liquidity situation on a sustainable basis. On this account, it is essential for IFX to maximize the amount of New Shares issued in connection with the Capital Increase by incentivizing the current shareholders to exercise their respective subscription rights. The Investor is aware that by committing to implement the Investment subject to the terms and conditions set out hereunder, namely by assuming the backstop obligation according to section 1.3 above, it considerably reduces the placement risk for IFX firstly, by securing a certain placement at the Subscription Price if certain conditions are met, and secondly, by functioning as an anchor investor, enhancing the current shareholders’ confidence in a successful implementation of the Capital Increase and the refinancing and restructuring program of IFX. As the acceptance of such incentive by current shareholders may result in the Investor not acquiring New Shares leading to a targeted minimum shareholding of 25 % plus one (1) share in IFX, the Investor wishes to be compensated by IFX for the respective investment risk and capital commitment and IFX accepts to pay such compensation as follows:
4.1	If the Investor does not acquire any New Shares under the Underwriting for any reason (e.g. because the rights offering is not pursued, the Capital Increase is not registered in the commercial register, the Minimum Threshold is not met or waived or because IFX or the Investor withdraw from this Agreement), IFX will pay to the Investor a lump sum of EUR 21,000,000 (in words: twenty-one million euros).

4.2	If the Investor acquires under the Backstop Underwriting a shareholding in the equity capital and voting rights of IFX as measured by IFX’s share capital following implementation of the Capital Increase (the “Shareholding Quota”) of 25 % plus one (1) share or more, IFX does not owe any compensation to the Investor.

4.3	If the Investor acquires a Shareholding Quota of 25 % or less under the Underwriting, IFX will pay to the Investor an amount equal to the sum of: (i) a lump sum of EUR 5,500,000 (five million five hundred thousand euros) plus (ii) an amount of EUR 0.057 per IFX Share by which the Shareholding Quota of the Investor falls short of 25% plus one (1) share, and the result rounded upwards to the next full Euro amount (i.e. the Investor receives a compensation only for such New Shares it does not acquire). Example (assuming all New Shares being subscribed for, i.e. the registered capital of IFX after the Capital Increase consisting of 1,086,742,085 shares): The Investor acquires a Shareholding Quota of 10% (i.e. 108,674,208 shares). The shortfall to a shareholding of 25 % plus one (1) share (i.e. 271,685,522 shares) consequently amounts to 163,011,314 shares. IFX therefore has to pay to the Investor an amount of EUR 5,500,000 plus EUR 9,291,645 (163,011,314 x EUR 0.057 rounded upwards to the next full Euro amount), i.e. EUR 14,791,645 in total.

4.4	All payments owed to the Investor under this section 4 are due and payable without any deductions or withholdings within three (3) Business Days following the later of (i) delivery of a payment request by the Investor or (ii) the Closing Date or the Termination Date, respectively, to a bank account designated by the Investor.

4.5	IFX and the Investor are not entitled to, and hereby waive any rights of, set-off, withholding or retention rights or similar rights (including potential counter-claims) with respect to the payment obligations under this section 4.

4.6	For the avoidance of doubt, IFX will have no obligation to compensate the Investor for any of its costs and expenses incurred in connection with the investment risks and capital commitment assumed by entering into this Agreement.

§ 5
Withdrawal
5.1	If (i) the Capital Increase relating to the Investment Shares has not been registered with the commercial register within twelve (12) Business Days after application by IFX for such registration or (ii) the Prospectus has not been approved by the German Federal Financial Supervisory Authority (BaFin) and published within two (2) weeks after the Signing Date, the Investor may, by written notice to IFX, withdraw from this Agreement. To the extent that it has not yet been exercised, such right of withdrawal will lapse upon registration of the consummation of the Capital Increase in the commercial register. The date on which a withdrawal pursuant to section 5.1 (or by way of reference according to section 6.2) becomes effective is referred to as the “Termination Date”.
5.2	If the right to withdrawal pursuant to section 5.1 (or by way of reference according to section 6.2) is exercised by either IFX and/or the Investor,
5.2.1	no Party will have any obligations towards any other Party except under section 4 (Compensation for Backstop), this section 5.2, section 12 (Investor’s Representative), section 13 (Notices), section 14 (Costs), section 15 (Confidentiality) and section 16 (Miscellaneous) as well as section 17 (Governing Law, Arbitration), which will survive such withdrawal; and

5.2.2	no Party will have any rights or claims against any other Party other than (i) claims for breaches of this Agreement which occurred prior to the withdrawal and (ii) claims under the provisions surviving a withdrawal, as specified in section 5.2.1 above.
§ 6
Investment Conditions
6.1	The Investor will only be obliged to effect the Underwriting and to perform its obligations in connection therewith towards IFX if the following conditions precedent (hereinafter collectively referred to as the “Investment Conditions” and each of them an “Investment Condition”) have been satisfied or waived by the Investor upon its sole discretion:

6.1.1	The merger control authorities in Germany and Austria (i) have cleared an acquisition of 25 % or more of the shares and voting rights in IFX by the Investor or (ii) the respective applicable waiting periods have lapsed, expired, or been terminated, the respective authorities have waived their right to request an in-depth review of the investment, in each case if that has the effect that such an acquisition of 25 % or more is deemed to be cleared;

6.1.2	the German Government (regarding the Foreign Trade Act Clearance) has cleared an acquisition of 25 % or more of the shares and voting rights in IFX by the Investor or has issued a respective no objection letter or the respective applicable waiting period has lapsed, expired, or been terminated, in each case if that has the effect that such an acquisition of 25 % or more is deemed to be cleared;

6.1.3	(A) If the Shareholding Quota to be acquired by the Investor under the Underwriting equals at least the Minimum Threshold
i)	(x) Mr. Manfred Puffer has been appointed by the competent court to IFX’s supervisory board and (y) Mr. Max Dietrich Kley, the current chairman of the supervisory board, has resigned as chairman and supervisory board member as of 30 September 2009 and (z) Mr. Manfred Puffer has been elected as chairman of the supervisory board as of 1 October 2009, and

ii)	the nomination committee of the supervisory board has nominated Mr. Gernot Löhr as member of the supervisory board to be appointed by the competent court subject to the resignation of the current chairman as member of the supervisory board taking effect.
(B)	If the Shareholding Quota to be acquired by the Investor under the Underwriting is below the Minimum Threshold but the Investor has declared in the Waiver Notice that, subject only to the satisfaction or waiver of the Investment Conditions under sections 6.1.1 and 6.1.2, its unconditional commitment to acquire, within 30 days following the satisfaction or waiver of such Investment Conditions, other than through the Underwriting such amount of IFX shares that, following the acquisition the Investor’s Shareholding Quota will equal or exceed 15%,

i)	(w) Mr. Manfred Puffer has been appointed by the competent court to IFX’s supervisory board, and (x) Mr. Max Dietrich Kley, the current chairman of the supervisory board, has submitted a resignation letter to the management board of IFX and the Co-chairman of the supervisory board resigning as chairman and supervisory board member as of 30 September 2009 subject to the Investor by that date holding a Shareholding Quota of 15 % or more, or as of 15 October 2009, if only by that date the Investor holds a respective Shareholding Quota, in each case evidenced by a corresponding notice to IFX according to Section 21 (1) German Securities Trading Act (WpHG), and (y) Mr. Max Dietrich Kley, the current chairman of the supervisory board, has submitted a further letter to the Investor in which he commits to resign as chairman and supervisory board member as of 30 September 2009 subject to the Investor by that date holding a Shareholding Quota of 15 % or more, or as of 15 October 2009 if only by that date the Investor holds a respective Shareholding Quota, in each case evidenced by a corresponding notice to IFX according to Section 21 (1) German Securities Trading Act (WpHG), and (z) Mr. Manfred Puffer has been elected as chairman of the supervisory board as of 1 October 2009 subject to the resignation of the current chairman taking effect, and

ii)	the nomination committee of the supervisory board has nominated Mr. Gernot Löhr as member of the supervisory board to be appointed by the competent court subject to the resignation of the current chairman as member of the supervisory board taking effect.
6.1.4	no judgment, order or decree of any court or administrative authority prohibiting any of the transactions contemplated under this Agreement has been issued, in each case being non-appealable or an appeal having no suspensive effect;

6.1.5	the Investor has received a written confirmation from IFX, duly executed by IFX’s management board, confirming that IFX has complied with its obligations under section 3.1;

6.1.6	Investor has received from German counsel of IFX a legal opinion confirming, that (i) IFX exists, (ii) the Authorized Capital exists and (iii) the New Shares have been validly issued, substantially in the form attached hereto as Annex 6.1.6;
6.2	If any of the Investment Conditions has not been satisfied or waived by 30 September 2009 or, with respect to Section 6.1.3 (B) (i) in case Mr Kley resigns effective 15 October 2009, by 15 October 2009, section 5.1 and section 5.2 apply mutatis mutandis provided that both, IFX and the Investor, may withdraw from this Agreement, unless the respective Party is responsible for the respective Investment Condition not being satisfied.
§ 7
Available Funds, Commitment Letter, Legal Opinion
7.1	The Funds have issued a binding and irrevocable commitment letter in favor of the Investor and IFX to fund the full Aggregate Backstop Price up to the Maximum Investment Amount when due (subject only to (i) the fulfillment or waiver of the Investment Conditions in accordance with section 6 and (ii) the Minimum Threshold being met or waived by the Investor). A copy of such underlying commitment letter is attached hereto as Annex 7.1.
7.2	IFX will receive from the Luxemburg counsel of the Investor a legal opinion substantially in the form as attached hereto as Annex 7.2.
§ 8
Investor’s Obligations
8.1	The Investor will ensure that requisite filings to be made with the competent merger control and other regulatory authorities under any relevant jurisdiction, to the extent they have not been made prior to the Signing Date, will be made in accordance with the Time Schedule in section 2, to the extent confidentiality can be ensured, immediately after the date of this Agreement or, if confidentiality cannot be ensured, on, or promptly after, the date on which the ad hoc announcement according to section 3.2 is published. Should any governmental or regulatory clearance other than the Merger Clearances and the Foreign Trade Act Clearance be required for an acquisition by the Investor of at least the Maximum Shareholding Quota the Parties will use their reasonable best efforts, and work closely together, to obtain such clearance.

All relevant filings will be made by the Investor on behalf of all Parties, provided, however, that the contents of such filings relating to IFX and its business require prior written approval by IFX, which will not be unreasonably withheld or delayed. The Parties will closely cooperate in the preparation of such filings. IFX will fully support the Investor in the preparation and making of such filings and furnish any information required for such filings and any additional information as may be required to respond to any requests for information by any regulatory authority. To the extent legally permissible, each Party will (i) without undue delay provide all other Parties with copies of any correspondence with the merger control and other regulatory authorities and of copies of any written statement, order or decision of such authorities, (ii) consult and agree with the other Party regarding the initiation and contents of any (written, electronic or oral) communication with the competent authority prior to such communication, (iii) promptly provide each other with copies of any written or electronic communication received or sent in connection with any proceeding and (iv) give each other and their respective advisors the opportunity to participate in all meetings, conferences and telephone calls with any competent authority, provided, however, that materials may be redacted to remove information about the valuation or negotiations of the Investment, to comply with contractual commitments or laws or regulations and to preserve the attorney-client privilege. The Investor may withdraw (zurücknehmen) filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of IFX, which will not be unreasonably withheld or delayed.

8.2	The Investor will use its reasonable best efforts to ensure that the consummation of the Investment according to the terms and conditions of this Agreement (i) will comply in all material respects with all material applicable antitrust regulations including other material regulatory requirements under any relevant jurisdiction and (ii) will not be materially delayed or suspended, respectively, as a result of any competent authority refusing to unconditionally approve of and clear the Investment, it being agreed that the Investor does not guarantee any specific outcome of these procedures and has no obligation to make any commitments other than commitments reasonably acceptable to obtain any unconditional approval. The parties would consider reasonably acceptable e.g. a commitment that, with respect to Investor’s shareholding in IFX, there are no trust arrangements or back-to-back arrangements with third parties, while the parties would not consider to be reasonably acceptable e.g. a commitment not to acquire, invest in, close or sell business units.

8.3	The Investor is supportive of IFX’s management board and its efforts to execute the appropriate growth strategy and perpetuation of a successful market appearance and brand identity of IFX and its subsidiaries.
8.4	Following the Closing Date, the Investor undertakes to IFX to support, by exercising its voting rights in a general meeting of IFX accordingly, after the Closing Date the establishment of an authorized capital (genehmigtes Kapital) amounting to up to 90,000,000 (in words: ninety million) no-par-value shares providing for an exclusion of subscription rights only in case of a capital increase against a contribution in kind and to approve an authorization to issue bonds with warrants and convertible bonds (to the extent legally permissible without subscription rights) in an aggregate nominal amount of up to EUR 600,000,000 (in words: six hundred million) as well a respective conditional capital (bedingtes Kapital) amounting up to 120,000,000 (in words: one hundred twenty million) no-par-value shares, in each case only for a period of two years.
§ 9
Investor’s Representation in Supervisory Board
9.1	For as long as the Investor holds at least 15 % of the shares and voting rights in IFX, the Investor will be entitled to recommend two (2) individuals and for as long as the Investor holds at least 10 % of the shares and voting rights in IFX, the Investor will be entitled to recommend one (1) individual (all such individuals the “Investor’s Nominees”), to be elected to the supervisory board of IFX subject to the following terms:
9.1.1	If an appointment by court is legally possible, IFX’s management board will, to the extent legally permissible, use its best efforts to establish contact between the Investor and the nomination committee of the supervisory board (Nominierungsausschuss) and to support a resolution of the nomination committee to nominate the Investor’s Nominees and, following such nomination, IFX’s management board will apply for the appointment of the Investor’s Nominees by the competent court (gerichtliche Bestellung) to the supervisory board as shareholder representatives.

If an appointment by court is not legally possible, IFX’s management board will, to the extent legally permissible, use its best efforts to establish contact between the Investor and the supervisory board’s nomination committee and to support a nomination of the Investor’s Nominees to be elected to the supervisory board by IFX’s general meeting.

9.1.2	IFX will (i) use its best efforts to procure that the nomination committee nominates Mr. Gernot Löhr as supervisory board member to be appointed by the competent court following the resignation of Mr. Max Dietrich Kley as member of the supervisory board taking effect (see section 6.1.3 above) and (ii), following such nomination, IFX’s management board undertakes to apply for the appointment of Mr. Gernot Löhr by the competent court to the supervisory board as shareholders’ representative and to file such application with the competent court no later than 30 September 2009, or, in case the Investor holds the required Shareholding Quota of 15 % only after 30 September 2009 but on or before 15 October 2009, such filing shall be made no later than, 15 October 2009, provided the resignation of Mr. Max Dietrich Kley as member of the supervisory board takes effect on such date.

9.1.3	IFX’s management board will, to the extent legally permissible, use its best efforts to have one of the Investor’s Nominees (as suggested by the Investor) elected as chairman of the supervisory board.

9.1.4	The entitlement of the Investor to recommend the Investor’s Nominees shall not be affected by the intended reduction of the supervisory board members from 16 to 12 persons, i.e. the reduction of the shareholders’ representatives in the supervisory board from 8 to 6 persons. IFX’s management board will, to the extent legally permissible, use its best efforts to achieve that Mr. Manfred Puffer and Mr. Gernot Löhr will remain members of the supervisory board of IFX after such reduction, i.e. will be re-elected as members of the supervisory board at the next annual general meeting.
9.2	IFX will have no obligation whatsoever with respect to the election of an Investor’s Nominee to the supervisory board if and to the extent such Investor’s Nominee does not fulfil the prerequisites set out by statutory law, IFX’s articles of association and/or the German Corporate Governance Code with respect to a member of the supervisory board.

9.3	For the avoidance of doubt, this section 9 will not limit or prejudice any rights the Investor may have under statutory law and the articles of association with respect to the nomination and election of persons to the supervisory board.
§ 10
Lock-Up
10.1	The Investor hereby undertakes to IFX that for a period of 12 months following the Closing Date (the “Lock-Up Period”) and subject to the condition that the Investor acquired a stake of at least 15% of the shares and voting rights in IFX under the Underwriting, it will not, without the consent of IFX’ management board,
10.1.1	sell, transfer, pledge, encumber or otherwise dispose of (verfügen über) (including the granting of any option over or the creation of any form of trust relationship in respect of) any Investment Shares;

10.1.2	enter into any agreement or transaction in respect of any voting rights or other rights attaching to Investment Shares;

10.1.3	enter into any transaction (including derivative transactions) or carry out any other action that would be the economic equivalent of any of the above.
10.2	The provisions of section 10.1 will not apply to the sale and/or transfer of Investment Shares (i) to an affiliated company of the Investor pursuant to sections 15 et seq. of the German Stock Corporation Act, (ii) of up to 10 % of the Investment Shares to co-investors until 31 October 2009, (iii) in connection with a mandatory public takeover offer (Pflichtangebot) of a third party under the German Act on the Acquisition of Securities and on Takeovers (WpÜG), (iv) in connection with a voluntary public takeover offer of a third party under the WpÜG, (v) in connection with a merger or other business combination of IFX with a third party, (vi) in connection with a share buy-back by IFX, and (vii) in such quantity to be able to self-fund (net of transaction fees and expenses) the issuance price resulting from the exercise of subscription rights in connection with a rights offering for shares by IFX. The Investor will consult with IFX’s management board before transferring any Investment Shares in connection with any public takeover offer.

10.3	For the purpose of safeguarding the Investor’s compliance with the provisions of section 10.1 above, the Investor hereby undertakes, subject to the condition that the Investor acquired a stake of at least 15% of the shares and voting rights in IFX under the Underwriting, that for the entire term of the Lock-Up Period its stock of Investment Shares subscribed for, subject to the terms and conditions of this Agreement will be booked in a blocked security deposit (Sperrdepot) kept by a bank notified by the Investor to IFX on or before the Subscription Notice Date, 1 pm CET, or failing such notification a reputable Bank designated by IFX. The terms of such blocked security deposit will provide that, during the entire term of the Lock-Up Period, the Investor will not be authorised to dispose (verfügen) over the blocked security deposit without the prior written consent of IFX, such consent not to be withheld or delayed with respect to a permitted sale and/or transfer of Investment Shares pursuant to section 10.2.
10.4	The Investor’s obligation under sections 8.4, 10 and 11 will automatically terminate if, during the Lock-up Period, any of the following occurs:
10.4.1	at any time a person other than a person proposed by the Investor becomes the chairman of the supervisory board, or

10.4.2	Mr. Gernot Löhr is not appointed as member of the supervisory board by the competent court within 10 Business Days after the date on which such filing according to Section 9.1.2 had to be made, or

10.4.3	at any time not at least two (2) persons proposed by the Investor are members of IFX’s supervisory board and, in each case, if the situation has not been remedied within 30 days after the later of (i) the occurrence of the relevant event according to section 10.4.1 through 10.4.3 or (ii) receipt by IFX from the Investor of a nomination of alternative eligible Investor’s Nominee(s).

10.5	The Investor’s obligation under sections 8.4 and 10 will further automatically terminate if any of the following occurs:
10.5.1	the reduction of the maximum number of supervisory board members from sixteen (16) to twelve (12) persons has not become effective by the date of the next ordinary shareholders’ meeting relating to the business year 2008/2009 in 2010; or

10.5.2	not all governmental or regulatory clearances which are required for an acquisition by the Investor of the Maximum Shareholding Quota have been granted by 1 October 2009.
§ 11
Investor’s Maximum Shareholding Quota, Standstill Agreement
11.1	The Investor hereby undertakes to IFX that as from the date hereof until the expiry of the Subscription Period, the Investor will not acquire any IFX Shares or voting rights in IFX other than as provided for in this Agreement. Further the Investor undertakes to IFX that following the expiry of the Subscription Period until the Closing Date, the Investor will not acquire any IFX shares or voting rights if such acquisition of IFX shares together with the Investment Shares finally subscribed for by the Investor, would result in the Investor’s participation exceeding the Maximum Shareholding Quota.
11.2	The Investor hereby undertakes to IFX that for the term of 12 months following the Closing Date the Investor shall not establish a participation in the equity capital or voting rights of IFX exceeding the Maximum Shareholding Quota without the consent of IFX’ management board.
11.3	When determining relevant acquisitions of IFX Shares according to section 11.1 or the relevant shareholding for the Maximum Shareholding Quota all shares or voting rights will be taken into account which are held or acquired by the Investor and/or its affiliated companies within the meaning of Section 15 et seq of the German Stock Corporation Act (including entities affiliated to other funds managed by Apollo Management VII, L.P.) or directly or indirectly attributed to the Investor as voting rights in accordance with the rules of the German Securities Trading Act (WpHG).

In particular, neither the Investor nor any persons conjointly acting with them will take, initiate and/or support any measures resulting in a breach of the obligation according to section 11.1 or an exceeding of the Maximum Shareholding Quota, as the case may be, through
i)	a direct or indirect acquisition of any IFX-shares, including the acquisition of shareholders’ rights (Aktionärsrechte), other securities and/or derivates within the meaning of Section 2 para. 1 and para. 2 of the German Securities Trade Act (WpHG);

ii)	the implementation of a public or non-public tender (öffentliches oder nicht öffentliches Angebot) for the acquisition of any IFX-shares, other securities and/or derivates; or

iii)	actions entailing structural measures (Strukturmaßnahmen) with respect to IFX and/or actions aiming at an exchange of shares (Anteilstausch), but only if and to the extent such measures result in the direct or indirect attribution of voting rights in IFX to the Investor in accordance with the rules of the German Securities Trading Act (WpHG).

11.4	During the Lock-Up Period IFX will not, neither directly nor indirectly, solicit, initiate, encourage or assist any third party in the acquisition of a stake of 10 % or more of the shares or voting rights in IFX. IFX will, however, for the avoidance of doubt have no restrictions in engaging in road show activities in the ordinary course of business.
§ 12
Investor’s Representative
12.1	In order to enable IFX to deliver notices, communications, documents and declarations of will (Willenserklärungen) at any time to the Investor, the Investor hereby irrevocably appoints the partners of Kirkland & Ellis, International LL.P., Munich (the “Investor’s Representative”) as its representative (Bevollmächtigter) for the receipt (Empfang), service (Zustellung) and giving (Abgabe) of all notices, communications, documents (including arbitration-related documents) and declarations of will which relate to or are connected with this Agreement and/or its implementation.
12.2	The appointment of the Investor’s Representative pursuant to section 12.1 will only terminate upon the appointment of another Investor’s Representative domiciled in Germany, which appointment must be notified to, and approved in writing by, IFX (such approval not to be unreasonably withheld).

§ 13
Notices
13.1	All notices, communications and declarations of will which are given pursuant to, or in connection with, this Agreement will be given in writing in the English language and will be transmitted by hand, by post or by fax and also by e-mail to the Parties as specified in more detail in section 13.2 unless any other specific form is required by mandatory law. For the Subscription Notice and IFX’ request for the Investor’s consent required under section 3.1 to be valid, the Subscription Notice and the request for consent have to be sent by e-mail also to Mr. Jordan Zaken (zaken@apollolp.com) and Mr. Michael Jupiter (jupiter@apollolp.com); if IFX receives a notice that there are delivery problems IFX shall undertake reasonable best efforts to reach Mr. Jordan Zaken or Mr. Michael Jupiter by other means of communication. With the exception of transmission by fax, neither transmission by means of telecommunications (telekommunikative Übermittlung) nor electronic form (elektronische Form) will be sufficient.
13.2	All such notices, communications and declarations of will (subject to any changes notified in writing to the other Parties) be transmitted to the Parties at the following addresses, and marked for the attention of the following persons:

13.2.1	IFX:

Infineon Technologies AG
Legal Department
Attn.: Mr. Michael v. Eickstedt / Mr. Rudolf v. Moreau
Am Campeon 1-12
D-85579 Neubiberg
Telefax +49 89 234 955 2886

with a copy to:

Freshfields Bruckhaus Deringer
Attn.: Prof. Dr. Christoph H. Seibt / Dr. Ferdinand Fromholzer
Prannerstraße 10
D-80333 München
Telefax +49 89 20702 100

13.2.2	Investor’s Representative:

Kirkland & Ellis International LLP
Attn. Volker Kullmann
Maximilianstrasse 11
D- 80539 München
Telefax +49-(0)89-2030 6100

with a copy to:

Apollo Management, LP
Attn: John Suydam
9 West 57 Street
41st Floor
New York, NY 10019, USA
Telefax: +1 646 607 0539

with a further copy to

Latham & Watkins LLP
Attn. Dr. Hans-Jürgen Lütt
Reuterweg 20
D-60323 Frankfurt am Main
Germany
Telefax: +49.69.6062.6700
§ 14
Costs
Each Party will bear its own costs and expenses (including the fees, costs and expenses of its advisors) relating to the preparation, negotiation and implementation of this Agreement and the transactions contemplated herein.
§ 15
Confidentiality
15.1	The Parties agree to keep strictly confidential any and all information (written or oral), data (including, but not limited to any data of financial, technical or otherwise business-related nature) or any other statement, regardless of its kind and content arising out of or in connection with this Agreement, including particularly any information regarding the contents of this Agreement (together the “Confidential Information”) including any information and knowledge derived from the Confidential Information and no Party will, without the prior written consent of the other Party, disclose any Confidential Information to third parties or make any Confidential Information available to third parties, except that the Investor will be permitted to share Confidential Information with its direct or indirect shareholders and their respective affiliates and potential co-investors, provided that the recipient acknowledges the confidentiality of such information and adheres to the confidentiality obligations under this section 15 as if it were a party hereto.

15.2	The confidentiality obligation contained in section 15.1 will not apply to Confidential Information
15.2.1	which was public prior to the Signing Date or has subsequently become public unless such publication is based upon a breach of this Agreement;

15.2.2	which a Party has received from third parties as non-confidential information and without any breach of any duty of confidentiality owed to the other Party;

15.2.3	which must be disclosed by a Party in accordance with mandatory law (including the rules of a stock exchange). In such case, the disclosing Party will inform the other Party prior to any such disclosure of the Confidential Information by specifying the reasons for the disclosure of the information, unless such notification is prohibited by law; or

15.2.4	in respect of which the Party concerned has waived in writing the confidential treatment.
15.3	The Parties agree to publish immediately after the publication of the ad-hoc-announcement according to section 3.2 a press release or announcement mutually agreed between IFX and the Investor.
15.4	In case a Party acts in breach of any duties arising under this section 15, this Party will be liable in accordance with general principles of German law.

§ 16
Miscellaneous
16.1	Without prejudice to the rights of withdrawal contained in section 5 and section 6.2, this Agreement is concluded for a fixed term of five (5) years except for (i) section 9 which will remain effective as long as the Investor holds at least 10% of IFX’s equity capital and voting rights and (ii) section 3.5 which will remain effective as long as the Investor holds at least 3% of IFX’s equity capital and voting rights, or shares with a market value of at least EUR 100,000,000. Even when a right of withdrawal is exercised in compliance with the terms and conditions of this Agreement, section 4 (Compensation for Backstop), section 5.2 (consequences of withdrawal), section 12 (Investor’s Representative), section 13 (Notices), section 15 (Confidentiality), this section 16 (Miscellaneous) as well as section 17 (Governing Law, Arbitration), will remain in full force and effect until the end of the fixed term of five (5) years referred to above.
16.2	Unless expressly provided otherwise in this Agreement, all amounts payable under or in connection with this Agreement will be paid in Euro free of costs and charges (kosten- und spesenfrei) in immediately available funds by wire transfer with value on the relevant due date (mit Wertstellung zum jeweiligen Fälligkeitstag).
16.3	Nothing in this Agreement will be construed as the formation of a partnership under sections 705 et seq. of the German Civil Code (Gesellschaft bürgerlichen Rechts) or other form of partnership as between the Investor and IFX.
16.4	The Investor may designate a direct or indirect wholly owned subsidiary within the meaning of Section 17 German Stock Corporation Act as “Investor” under this Agreement which will accede to this Agreement and replace the Investor, in whole or in part, as party to this Agreement by way of assumption of contract (Vertragübernahme) with full debt discharging effect (schuldbefreiender Wirkung) for the Investor. The Investor may assign its payment claims in respect of the compensation according to section 4 to any of its affiliates. Other than that, no Party may pledge or assign any rights or claims under this Agreement in whole or in part without the prior consent of the other Party.

16.5	This Agreement contains the entire agreement between the Parties with respect to the subject-matter hereof and supersedes all prior agreements and understandings with respect thereto.
16.6	Any amendment or supplementation (Ergänzung) of this Agreement must be in writing, unless a stricter form (such as notarial recording) is required by mandatory law. This will also apply to any waiver of the need to comply with the provisions of this section 16.6.
16.7	The annexes to this Agreement will form an integral part of this Agreement.
16.8	Except as otherwise expressly provided for in this Agreement, this Agreement will not grant any rights to third parties and will not constitute a contract for the benefit of third parties (Vertrag zugunsten Dritter) or a contract with protective effect for third parties (Vertrag mit Schutzwirkung für Dritte).
16.9	In this Agreement (including the Preamble), unless the context otherwise requires, where a German term has been added in parentheses after an English term, the German term will be decisive for the purpose of interpretation of the English term whenever such English term is used in this Agreement.
16.10	The headings in this Agreement are merely for convenience. They will be disregarded for the purposes of interpreting this Agreement.
16.11	If any provision of this Agreement is or becomes wholly or partially invalid, void or unenforceable (in particular section 8.4), this will not affect the validity of the other provisions of this Agreement. The same will apply if it should transpire that this Agreement contains a contractual omission (Lücke). Instead of the invalid, void or unenforceable provision, the Parties will agree on an arrangement which comes as close as legally possible to what the Parties were trying to achieve with the invalid, void or unenforceable provision (or, as the case may be, the invalid, void or unenforceable part thereof). In the event that a contractual omission needs to be filled, an arrangement will be agreed upon which, in accordance with the purpose and intent of this Agreement, comes as close as possible to what the Parties would have agreed upon if they had thought about the matter at the time of conclusion of this agreement. The Parties are aware of the decision of the German Federal Supreme Court (Bundesgerichtshof) of 24 September 2002 (KZR 10/01). However, it is the express intent of the Parties that this section 16.11 will not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of Section 139 of the German Civil Code in its entirety.

§ 17
Governing Law, Arbitration
17.1	This Agreement will be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.
17.2	All disputes arising out of or in connection with this Agreement (including any questions as to its validity) will be finally settled in accordance with the arbitration rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The arbitral tribunal will consist of three arbitrators. The place of arbitration will be Munich. The language of the arbitral proceedings will be English, provided, however, that no Party will be obliged to produce translations of German-language documents which are produced as evidence.

Neubiberg, 10.07.2009		10.07.2009

Place, Date		Place, Date

Infineon Technologies AG		Admiral Participations (Luxembourg) S.à r.l.

by:	/s/ Peter Bauer	by:	/s/ Wendy Dulman

and		and

by:	/s/ Dr. Marco Schröter	by:	/s/ M.R. Kidd

Annex 7.1
AIF VII Euro Holdings, L.P.
One Manhattanville Road, Suite 201
Purchase, New York 10577
United States of America
July 10, 2009
1.	Admiral Participations (Luxembourg) S.à r.l. 7, Val St. Croix L-1371 Luxembourg

2.	Infineon Technologies AG Am Campeon 1-12 D-85579 Neubiberg Germany
Ladies and Gentlemen:
     Reference is made to the investment agreement dated on or around the date hereof (the “Investment Agreement”), among Infineon Technologies AG (“IFX”) and Admiral Participations (Luxembourg) S.à r.l. (“Investor”). Capitalized terms used in this letter and not defined herein have the respective meanings set forth in the Investment Agreement.
     AIF VII Euro Holdings, L.P. (the “Apollo Fund”) hereby irrevocably commits, solely subject to (i) the satisfaction or waiver of the Investment Conditions in accordance with Section 6 of the Investment Agreement and (ii) the Minimum Threshold being met or waived by the Investor, to directly or indirectly provide the Investor with equity and/or debt to fund the full Aggregate Backstop Price up to the Maximum Investment Amount (the “Equity Proceeds”), and to undertake to ensure that the Equity Proceeds are used by the Investor to pay the Aggregate Backstop Price up to the Maximum Investment Amount, if and when due and payable under the Investment Agreement. The Equity Proceeds shall be deposited in a bank account to be designated by the Investor.
     IFX shall be entitled to enforce this commitment and to request payment by the Apollo Fund to the Investor.
     Each party hereto (and any other person who shall receive a copy hereof as permitted pursuant hereto) shall keep confidential this letter and all information obtained by it with respect to the other parties in connection with this letter; Section 15 of the Investment Agreement shall apply mutatis mutandis.
     No (a) direct or indirect holder of any equity interests or securities of any party hereto (whether such holder is a limited or general partner, member, stockholder or otherwise), (b) affiliate of any party hereto, or (c) director, officer, employee, representative or agent of any party hereto, any of such party’s respective affiliates or any such direct or indirect holder of any equity interests or securities of any such party (collectively, the “Party Affiliates”), other than the Apollo Fund and the Investor (and then only to the extent expressly set forth herein), shall have any liability or obligation of any nature whatsoever in connection with or under this letter or the transactions contemplated hereby, and each party hereto waives and releases all claims against such Party Affiliates related to such for any such liability or obligation.
     Except for the Investment Agreement, this letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral between or among IFX, Investor, the Apollo Fund or any of their respective Party Affiliates and any other person with respect of the subject matter hereof.
     This letter will terminate and cease to be of any further force or effect (except for the paragraph regarding confidentiality) upon the earlier of (i) the Closing Date and (ii) the Termination Date.
     The letter shall not be amended or modified except by an instrument in writing signed by the parties hereto indicating that such instrument is intended to so amend or modify this letter. No waiver of any provision of this letter will be valid and binding unless it is in writing and signed by the party against whom the waiver is to be effective.
     This letter shall be construed in accordance with, and this letter and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this letter shall be governed by the law of the State of New York. Any action or proceeding arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this letter or any transaction contemplated hereby shall be brought and enforced in the Supreme Court of the State of New York sitting in New York County and the US Federal District Court for the Southern District of New York and each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts in respect of any such action or proceeding. Each party hereto irrevocably and unconditionally waives any objection to the laying of such action or proceedings in the aforementioned courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such courts that any such action or proceeding brought in any such courts has been brought in an inconvenient forum or otherwise. Apollo Funds irrevocably and unconditionally accepts service of process by means of personal delivery or documented overnight delivery by a courier service at its address in New York set forth in this letter.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY PROCEEDING ARISING OUT OF OR RELATED IN ANYWAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THIS LETTER OR THE TRANSACTIONS THAT ARE CONTEMPLATED HEREBY.
     This letter may be executed in one or more counterparts each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter may be via facsimile transmission and shall be effective as delivery of a manually executed counterparty of this letter.

Very truly yours,
AIF VII EURO HOLDINGS, L.P.

By:	Apollo Advisors VII (EH), L.P., its general partner

	By:	Apollo Advisors VII (EH-GP),
Ltd., its general partner

		By:	/s/ Laurie Medley
		Name:	Laurie Medley
		Title:	Vice President
Accepted and agreed as of
the date first above written:
INFINEON TECHNOLOGIES AG

By:

Name:

Title:

Accepted and agreed as of
the date first above written:
ADMIRAL PARTICIPATIONS (LUXEMBOURG) S.À R.L.

By:

Name:
Title: